Exhibit 10.9

TUPPERWARE BRANDS CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(amended and restated effective January 1, 2009)

TUPPERWARE BRANDS CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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ARTICLE I

Introduction

Section 1.1. Name. The name of the Plan shall be the “Supplemental Executive Retirement Plan.”

Section 1.2. Purpose. The Plan shall constitute an unfunded arrangement established and maintained for the purpose of providing deferred compensation to E.V. Goings, the Company’s Chief Executive Officer, and other key employees who are among a select group of the Company’s management employees and selected to participate in the Plan by the Committee in its sole discretion.

Section 1.3. Effective Date. The Plan is effective as of January 1, 2009 and is an amendment and restatement of Corporation Supplemental Executive Retirement Plan, effective as of June 1, 2003 (the “Prior Plan”).

ARTICLE II

Definitions

Section 2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized.

(a)	“Actuarial Equivalent” shall mean the equivalence in present value between two forms of payment based upon a determination by an actuary chosen by the Committee, using sound actuarial assumptions at the time of such determination. Actuarial assumptions prescribed by the Base Retirement Plan shall be automatically deemed to be sound actuarial assumptions for purposes of the Plan.

(b)	“Affiliate” shall mean (i) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer; (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of section 414(m) of the Code) that includes (A) an Employer, (B) a corporation described in clause (i) of this definition or (C) a trade or business described in clause (ii) of this definition; or (iv) any other entity that is required to be aggregated with an Employer pursuant to regulations promulgated under section 414(o) of the Code by the U.S. Treasury Department. A corporation, trade or business or entity shall be an Affiliate only for such period or periods of time during which such corporation, trade or business or entity is described in the preceding sentence.

(c)	“Base Retirement Plan” shall mean the Tupperware Brands Corporation Base Retirement Plan, or any predecessor or successor plan thereto.

(d)	“Beneficiary” shall mean the person, persons or legal entity entitled to receive benefits under the Plan which become payable in the event of the Participant’s death.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)	“Cause” shall mean:

(i)	The willful and continued failure of a Participant substantially to perform the Participant’s duties to the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties;

(ii)	The willful engaging by a Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any of its Affiliates;

(iii)	The willful violation by a Participant of any restrictive covenants to which the Participant is subject; or

(iv)	A Participant’s conviction of, or a plea of nolo contendere to, a felony.

For purposes of this provision, no act or failure to act on the part of a Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by a Participant in good faith and in the best interests of the Company. The cessation of employment of a Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in anyone of the subparagraphs (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

(g)	“Change of Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this definition. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(i)	A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (b) of this definition, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(ii)	A “change in the effective control” of the Company shall occur on either of the following dates:

The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(A)	The date on which a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).

(B)	A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(i)	“Committee” shall mean the Compensation and Management Development Committee of the Board, or any other committee designated by the Board to administer the Plan, pursuant to Section 3.1 herein.

(j)	“Company” shall mean Tupperware Brands Corporation, a Delaware corporation, and its successors and assigns.

(k)	“Company Contributions” shall mean the aggregate total of the Company’s Employer Contributions and Employer Matching Contributions (including any earnings thereon), as such terms are defined under the Defined Contribution Plan, that could be credited to a Participant’s account under the Defined Contribution Plan if he had elected the maximum amount of Employee Before-Tax Contributions that could be contributed to the Defined Contribution Plan on his behalf.

(l)	“Credited Service” shall have the same meaning as such term is defined in the Base Retirement Plan.

(m)	“Defined Contribution Plan” shall mean the Tupperware Brands Corporation Retirement Savings Plan, and any predecessor or successor plan thereto.

(n)	“Disability” shall have the same meaning as such term is defined under the Base Retirement Plan.

(o)	“Effective Date” shall mean January 1, 2009.

(p)	“Employer” shall mean the Company, any of its Affiliates or other related entity that adopts the Plan for the benefit of its eligible employees.

(q)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(r)	“Final Average SERP Pay” shall mean a Participant’s highest average SERP Pay over a consecutive three (3) year period in the Participant’s last five (5) years of Credited Service.

(s)	“Leave of Absence” shall mean a leave, whether paid or unpaid, authorized by the Participant’s Employer for a period not to exceed the longer of (i) six months and (ii) the period of leave set forth in a written agreement between the Participant and his Employer.

(t)	“Normal Retirement Age” shall mean a Participant’s sixty-fifth (65th) birthday.

(u)	“Normal Retirement Date” shall mean the first day of the month next following the Participant’s attainment of his Normal Retirement Age.

(v)	“Participant” shall mean E.V. Goings, Chief Executive Officer, or any other key employee of the Company selected by the Committee for participation in the Plan in accordance with Article IV.

(w)	“Plan Year” shall mean a calendar year.

(x)	“Separation from Service” shall mean an employee’s separation from service with the Employers, as described in Treasury Regulation § 1.409A-1(h).

(y)	“SERP Pay” shall mean a Participant’s annual base salary plus annual incentive compensation awards or bonuses earned in a calendar year (and payable in the next calendar year) under the Company’s annual incentive programs (not including any special programs) without taking into account any reductions pursuant to voluntary deferrals of such base salary or annual incentive compensation awards or bonuses under tax-qualified or nonqualified plans of the Company or any of its Affiliates. SERP Pay shall not include any compensation award payable to a Participant pursuant to a Company program which establishes incentive award opportunities that are contingent upon performance measured over periods greater than one (1) year including, but not limited to, stock awards such as stock options, restricted stock, performance shares or other equity awards, special cash or equity retention awards, amounts paid as the reimbursement for expenses incurred on behalf of the Company or any of its Affiliates, or incidental benefits paid on behalf of a Participant such as hospital insurance, health and accident insurance, and group life insurance.

(z)	“Specified Employee” shall mean an eligible employee determined by the Committee to be a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code.

(aa)	“Supplemental Plan” shall mean the Tupperware Brands Corporation Supplemental Plan, or any predecessor or successor plan thereto.

Section 2.2. Gender and Number. Except when otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and the singular shall include the plural.

ARTICLE III

Administration

Section 3.1. The Committee. The Plan shall be administered by the Committee or by any other committee designated by the Board to administer the Plan. The Committee may delegate any or all of its administrative responsibilities hereunder.

Section 3.2. Authority of the Committee. Subject to the provisions herein and subject to ratification by the Board, the Committee shall have the full power to amend or terminate the

Plan at any time (subject to Article X), to select employees for participation in the Plan, to determine the terms and conditions of each employee’s participation, to construe and interpret the Plan and any agreement or instrument entered into hereunder, and to establish or amend procedures for the Plan’s administration. Further, the Committee shall have full power to make any other determination that may be necessary or advisable for the Plan’s administration.

Section 3.3. Decisions Binding. All determinations and decisions made by the Committee or the Board and all related orders or resolutions of the Committee or the Board shall be final, conclusive, and binding on all persons, including the Company, its Affiliates and employees and Participants and their estates and Beneficiaries and each person claiming under or through any of the Company, its Affiliates and employees and Participants and their estates and Beneficiaries. No additional authorization or ratification by the Board or stockholders of the Company shall be required.

ARTICLE IV

Eligibility and Participation

Section 4.1. Eligibility. Each Participant who participated in the Prior Plan on December 31, 2008 shall continue to participate in the Plan unless he is deemed to be ineligible to continue participation in the Plan for any reason or has received a full distribution of his Plan benefits. Persons eligible to participate in the Plan shall be limited to full-time, salaried employees of an Employer who are determined by the Committee to be key employees and who are approved for participation by the Board. In addition, an employee must be among a select group of management or highly compensated employees of an Employer to be eligible for participation in the Plan.

Section 4.2. Participation. The Board, at its sole and absolute discretion, reserves the right to approve the participation of any and all employees who have been determined by the Committee to be key employees. No employee shall have the right to be selected to participate in the Plan. A Participant shall continue to participate in the Plan until notified by the Committee that he is no longer eligible to participate in the Plan, except as otherwise provided in the Plan. In the event a Participant is deemed by the Committee to be ineligible to continue participation in the Plan for any reason, he shall become an inactive Participant, retaining all the rights relating to benefits previously accrued and vested herein, as described under the Plan.

Section 4.3. Notification of Participation. Employees who have been selected and approved for Plan participation shall be notified in writing of their selection at least thirty (30) calendar days before the beginning of the Plan Year in which they are eligible to participate or as soon as administratively possible thereafter. However, no employee shall have the right to be selected to participate in the Plan, or, having been so selected, to be selected to participate in any future Plan Year. Further, nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment at any time, or confer upon any participant a right to continue in the employ of the Company or an Affiliate. In the event a Participant is deemed by the Committee to be ineligible to continue participation in the Plan for any reason, he shall become an inactive Participant, retaining all the rights relating to benefits previously accrued and vested herein.

ARTICLE V

Plan Benefits

Section 5.1. Vesting. A Participant shall become fully vested in benefits under the Plan on the earlier of (i) his completion of five (5) years of Credited Service from his original date of hire and (ii) his attainment of age 65. Notwithstanding the foregoing, a Participant shall become fully vested in his benefits under the Plan upon his death, Disability or upon a Change of Control of the Company or in the event that the Plan is terminated pursuant to Article X. Notwithstanding the above, the Committee may accelerate the vesting of any or all Plan benefits at its sole and absolute discretion.

Section 5.2. Benefit Amount. Subject to Sections 5.3 and 5.4, each Participant who has a Separation from Service and who is fully vested in the benefits under the Plan in accordance with Section 5.1 shall be entitled to a single, cash lump sum amount that is the Actuarial Equivalent of the annual single life annuity commencing on the first day of the month after the later of (i) the month in which his Separation from Service occurs and (ii) the month in which the Participant attains age 65. The annual single life annuity shall be equal to the excess (if any) on such day of (a) over (b), where (a) and (b) are defined as follows:

(a)	The Participant’s Final Average SERP Pay multiplied by three percent (3%) multiplied by the Participant’s years of Credited Service not in excess of twenty (20) years.

(b)	The sum of (i) the annual single life annuity to which the Participant is entitled as of June 30, 2005 under the Defined Benefit Plan, (ii) the annual single life annuity that is the Actuarial Equivalent of the Participant’s (a) “Defined Benefit Account” and (B) “Employer-Provided Benefits” and earnings thereon under the Supplemental Plan (as such terms are defined in the Supplemental Plan); and (iii) the annual single life annuity that is the Actuarial Equivalent of the Participant’s Company Contributions.

In the event a Participant becomes ineligible to continue participation in the Plan for any reason (other than for Cause), prior to the Participant’s Separation from Service or, in the event that the Plan is discontinued as to such Participant prior to the Participant’s Separation of Service, the accrued benefit earned by such Participant which will be payable under the Plan, subject to satisfaction of the vesting requirements of Section 5.1, shall equal the differential between the amount computed under clause (a) above as of the date of the cessation of the Participant’s active participation in the Plan over the amount computed under clause (b) above determined as of such date.

Section 5.3. Reduction for Early Retirement. The annual single life annuity value of a Participant’s vested Plan benefit shall be reduced by 0.2 percent for each of the first thirty-six (36) complete calendar months and by 0.4 percent for each additional complete calendar month by which his first Plan benefit payment precedes his Normal Retirement Date. Notwithstanding the above, a Participant must have completed at least ten (10) years of Credited Service and have attained age fifty-five (55) in order to receive or commence benefits under the Plan before his Normal Retirement Date.

Section 5.4. Death Benefit. Notwithstanding any other provision in the Plan, in the event a Participant dies before receiving all of his accrued Plan benefit, the unpaid portion of such benefit shall be paid to the Participant’s Beneficiary in a single, cash lump sum as soon as practicable, but in no event later than the 15th day of the third month following the calendar year in which the Participant’s death occurs.

Section 5.5. Forfeiture of Benefits. Notwithstanding any other provision in the Plan, in the event of a Participant’s Separation from Service for Cause, the Participant and the Participant’s Beneficiary shall immediately forfeit all rights and entitlement to benefits under the Plan, regardless of whether he is vested in such benefits pursuant to Section 5.1.

ARTICLE VI

Distributions

Section 6.1. Form of Distribution. A Participant’s vested Plan benefit shall be paid in a single, cash lump sum to the Participant within 60 days after the seventh month following the month in which the Participant’s Separation from Service occurs.

Section 6.2. Change of Control. Notwithstanding Section 6.7(a) or (c), if there is a Change of Control and a Participant incurs a Separation from Service (other than for Cause) within two (2) years following such Change of Control, the Participant’s benefits under the Plan shall be paid in a single, cash lump sum before the ninetieth day after the date of his Separation from Service. Notwithstanding the immediately preceding sentence, if a Participant is a Specified Employee on the date of the Participant’s Separation from Service, such amount shall be paid to the Participant on the first day of the month following the date that is six months after the date of the Participant’s Separation from Service. The payment delayed pursuant to the immediately preceding sentence shall be paid to the Participant as soon as practicable, and in no event more than sixty days, after the date which is six months after the date of Separation from Service or, if earlier, the date of the Participant’s death.

Section 6.3. Delays in the Timing of Distributions.

(a) Section 162(m). The Company shall delay a payment to the Participant to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company would not be permitted fully to deduct the payment under section 162(m) of the Code, provided that the payment is made, at the Company’s discretion, either (i) during the Participant’s first taxable year in which the Company reasonably anticipates that the payment would be deductible for such year or (ii) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of (y) the last day of the Company’s taxable year in which the Participant’s Separation from Service occurs and (z) the fifteenth day of the third month following the Participant’s Separation from Service. If a payment is delayed to a date on or after the Participant’s Separation from Service, however, and the Participant is a Specified Employee on the date of his Separation from Service, then the payment is treated as a payment on account of the Participant’s Separation from Service. Thus, in the case of a delayed payment to such a Participant, the payment shall be made during the period beginning with the date that is six months after the Participant’s Separation from

Service and ending on the later of (y) the last day of the Company’s taxable year in which occurs the last day of the sixth month period beginning on the date after the Participant’s Separation from Service and (z) the fifteenth day of the third month following the last day of the sixth month beginning on the date after the Participant’s Separation from Service.

(b) Distributions That Would Violate Applicable Law. If the Company reasonably anticipates that a payment would violate a Federal securities law or other applicable law, then the payment shall be delayed until the earliest date the Company reasonably anticipates that the payment can be made without a violation of law.

(c) Other Delays. The Company may delay a payment upon any other event or condition prescribed by the Internal Revenue Service that is published in the Internal Revenue Bulletin.

ARTICLE VII

Rabbi Trust

Section 7.1. Establishment of a Rabbi Trust. The Company or the Committee may, in its sole and absolute discretion, at any time after the Effective Date, establish an irrevocable rabbi trust (which shall be a grantor trust within the meaning of sections 671–677 of the Code) for the benefit of Participants and Beneficiaries, as appropriate. Any rabbi trust so created shall have an independent trustee (such trustee to have a fiduciary duty to carry out the terms and conditions of the Plan) as selected by the Company or the Committee. The provisions of this Article VII shall apply only in the event that the Company exercises its discretion under this Section 7.1 and establishes a rabbi trust.

Section 7.2. Terms of the Rabbi Trust. Assets contained in the rabbi trust shall at all times be specifically subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the rabbi trust, along with a required procedure for notifying the trustee of any such bankruptcy or insolvency.

Section 7.3. Funding of the Rabbi Trust. Subject to the other provisions of this Section 7.3, at the sole discretion of the Committee, the Company shall contribute cash, cash equivalents, or property to the rabbi trust for the benefit of Participants and Beneficiaries, as the Committee deems appropriate. However, the rabbi trust shall be funded immediately with an amount equal to the Actuarial Equivalent of Participants’ and Beneficiaries’ benefits under the Plan in the event that the Company undergoes a Change of Control, as such amount is determined by the Company’s actuary.

Section 7.4. Payments from the Rabbi Trust. To the extent any benefits provided under the Plan are actually paid from the rabbi trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by the Company.

ARTICLE VIII

Beneficiary Designation

Each Participant may name any person (who may be named concurrently, contingently or successively) to whom the Participant’s vested Plan benefits are to be paid if the Participant dies before the vested Plan benefits are fully distributed. Each such Beneficiary designation (i) shall revoke all prior designations by the Participant, (ii) shall be in a form prescribed by the Committee, and (iii) shall be effective only when filed with the Committee during the Participant’s lifetime. Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation and is witnessed by a notary public, or the consent cannot be obtained because the spouse cannot be located. If a Participant fails to designate a Beneficiary before such Participant’s death, as provided above, or if the Beneficiary designated by a Participant dies before the date of the Participant’s death or before complete payment of the Participant’s vested Plan benefits, then the payment of benefits under the Plan shall be made to the parties entitled to receive payment of the Participant’s qualified benefits under the Base Retirement Plan.

ARTICLE IX

General Provisions

Section 9.1. Applicable Law. The Plan shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to its conflicts of law principles, to the extent not preempted by federal law. All payments shall comply with the requirements of section 409A of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, under no circumstances shall an Employer be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant due to any failure to comply with section 409A of the Code.

Section 9.2. Unfunded Plan. The Plan is intended to be an unfunded plan maintained primarily to provide supplemental pension benefits for “a select group of management or highly compensated employees” within the meaning of sections 201, 301 and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Committee may terminate the Plan, subject to Article X herein, for any or all Participants, in order to achieve and maintain this intended result.

Section 9.3. Expenses. The expenses of administering the Plan shall be borne by the Employers as determined by the Company.

Section 9.4. Effect on Other Benefit Plans. Amounts credited or paid under the Plan shall not be considered to be compensation for the purposes of a qualified pension plan maintained by the Company or any Affiliate. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.

Section 9.5. Tax Matters. As determined by the Committee in its sole discretion, the Company, the Participant’s Employer or the trustee shall withhold from any payment of benefits hereunder any taxes that may be due in respect of such payment in such amount as the Company may reasonably estimate to be necessary to cover any taxes for which the Company or the Participant’s Employer may be liable. If benefits credited or payable to a Participant become taxable before the date on which such benefits are actually paid, the Participant’s Employer shall remit any required withholding or employment taxes to the taxing authorities and shall correspondingly reduce the amounts payable under the Plan. If at any time the Plan is found to fail to meet the requirements of section 409A of the Code and the regulations thereunder, the Employer may distribute the amount required to be included in the Participant’s income as a result of such failure. Any amount distributed pursuant to this Section 9.5 shall reduce the amount owed to the Participant and offset against future payments. A Participant shall have no discretion, and shall have no direct or indirect election, as to whether a payment will be accelerated pursuant to this Section 9.5.

Section 9.6. Indemnification and Exculpation. The members of the Board, the Committee, its agents, and officers, directors, employees and agents of the Company and its Affiliates shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

Section 9.7. Immunity of Committee Members. The members of the Committee may rely upon any information, report or opinion supplied to them by an officer of the Company, the Company’s Senior Manager Benefits World Wide or any legal counsel, independent public accountant or actuary and shall be fully protected in relying upon any such information, report or opinion. No member of the Committee shall have any liability to the Company or any Employer, Participant, Beneficiary, person claiming under or through any Participant or Beneficiary or other person interested or concerned in connection with any decision made by such member pursuant to the Plan which was based upon any such information, report or opinion if such member reasonably relied thereon in good faith.

Section 9.8. Non-Alienation of Benefits. A Participant’s benefit under the Plan shall not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subject to attachment, garnishment, levy, execution or other legal or equitable process, except to the extent directly ordered by a court of law to comply with a domestic relations order. Any such attempted grant, transfer, pledge or assignment shall be null and void and with out any legal effect.

The Company may establish procedures for complying with domestic relations orders and, under such procedures, may make payments pursuant to the terms of a domestic relations order. A “domestic relations order” means any judgment, order, or settlement which is made pursuant to a state domestic relations law and which relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent.

Section 9.9. Plan Not to Affect Employment Relationship. Neither the adoption of the Plan nor its operation shall in any way affect the right the right and power of the Company or any Affiliate to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant at any time for any reason with or without cause. By accepting any payment under the Plan; a Participant or Beneficiary and each person claiming under or through such person, shall be conclusively bound by any action or decision taken or made or to be taken or made under the Plan by the Committee.

Section 9.10. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 9.11. Subordination of Rights. At the Committee’s request, each Participant or designated Beneficiary shall sign such documents as the Committee may require in order to subordinate such Participant’s or designated Beneficiary’s rights under the Plan to the rights of such other creditors of the Employers as may be specified by the Committee.

Section 9.12. Successors. All obligations of the Company under the Plan shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

Section 9.13. Payment to Incompetent. If any person entitled to benefits under the Plan shall be a minor or shall be either physically or mentally incompetent in the judgment of the Committee, such benefits may be paid to a court-appointed guardian or trust specifically designated for the benefit or the minor or incompetent Beneficiary. In the event of such payment, the Company, the Board and the Committee shall be discharged from all further liability for such payment.

ARTICLE X

Amendment and Termination

Section 10.1. Amendment. The Board and the Committee shall have the right to amend the Plan from time to time except that (i) no such amendment shall, without the consent of the Participant (or, if the Participant is deceased, such Participant’s Beneficiary), adversely affect the Participant’s (or such Participant’s Beneficiary’s) right to any payment under the Plan, and (ii) the Plan shall be amended only to the extent, and in the manner, permitted by section 409A of the Code. Notwithstanding the foregoing, the Company shall not be entitled to amend the Plan after a Change of Control without the Participant’s consent.

Section 10.2. Plan Termination. The Board and the Committee shall have the right to terminate the Plan at any time to the extent, and in the manner, permitted by section 409A of the Code; provided, however, that no termination shall alter a Participant’s (or such Participant’s Beneficiary’s) right to any payment under the Plan. In the event the Plan is terminated, the liquidation of vested Plan benefits shall not be permitted unless the conditions of Treasury Regulation § 1.409A-3(j)(4)(ix) are satisfied.

IN WITNESS WHEREOF, the Company has adopted the Plan on this      day of         , 2008.

TUPPERWARE BRANDS CORPORATION

By: